Exhibit 99.1

Contacts:
Media	Russell Schweiss	904-357-9158
Investors	Mickey Walsh	904-357-9162

Rayonier Advanced Materials Reports Third Quarter Results

•	Raises 2015 pro forma EBITDA guidance to approximately $230 million

•	Continues progress toward $40 million cost-reduction initiative

•	Reduces net debt by $86 million through first nine months and $136 million since separation

JACKSONVILLE, Fla., Oct. 28, 2015 - Rayonier Advanced Materials Inc. (NYSE:RYAM) (the “Company”) today reported net income for the third quarter 2015 of $32 million, and $0.76 diluted earnings per share, compared to net income of $19 million, and $0.46 diluted earnings per share for the same period in 2014.
Pro forma net income for the third quarter 2015 was $33 million, or $0.78 per share compared to $22 million or $0.53 per share for the prior year period. Year-to-date pro forma net income was $60 million, or $1.42 per share, compared to $80 million, or $1.90 per share, for the prior year period.
“Our year-to-date results reflect the significant progress we have made on our initiatives to reduce cost and improve operational efficiency. Our execution in these areas over the last nine months has positively impacted our operating performance and allows us to raise 2015 pro forma EBITDA guidance to approximately $230 million,” said Paul Boynton, Chairman, President and Chief Executive Officer.
Third Quarter and Year-to-Date Results
Sales of $257 million for the quarter were comparable to third quarter 2014. Sales for the nine months ended September 26, 2015 of $700 million, were also comparable to the prior year period. As expected, cellulose specialties prices were down 6 percent and 7 percent from the prior year three month and nine month periods, respectively, reflecting the results of our 2015 price negotiations. Cellulose specialties sales volumes for the three months were slightly higher and, for the nine months, slightly lower compared to the prior year periods. Commodity product sales volumes increased significantly reflecting improved production efficiency and more operating days in 2015.
Pro forma operating income was $60 million for the third quarter, up 28 percent from the prior year, as stronger cellulose specialties and commodity volumes combined with lower costs more than offset lower cellulose specialties sales prices. Costs were lower due to cost reduction activities and favorable wood, chemical and energy prices. Year-to-date, pro forma operating income was $118 million, down 13 percent from the prior year period as lower cellulose specialties sales prices and volumes were partially offset by lower costs and higher commodity sales volumes. In addition, the year-to-date 2014 period reflects carve-out accounting treatment for the first six months of the year. As such, the selling and general expenses are not comparable to the stand-alone company’s costs.
During the quarter, the Company continued to make progress on its $40 million annualized cost-savings initiative. Year-to-date savings of roughly $21 million are reflected in operating results. The Company is currently targeting at least $30 million in permanent cost savings to be realized in 2015 operating results with an annualized run-rate approaching $40 million by year-end.

CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RayonierAM.com

Exhibit 99.1

Interest Expense, Net
Interest expense, net of interest income, was $27 million for the nine months ended September 26, 2015 reflecting the debt issued to effect the separation.
Income Tax Expense
The 2015 year-to-date effective tax rate was 33 percent, compared to 30 percent for the same period in the prior year. The prior year period reflects the reversal of a tax reserve. The full year effective tax rate is expected to be between 33 and 34 percent.
The year-to-date effective tax rate was below the federal rate of 35 percent primarily due to the benefit of the domestic manufacturing tax deduction and state tax credits, partially offset by an adjustment to the state deferred tax rate. The impact of the manufacturing deduction on the effective tax rate is greater in periods that include expenses that reduce pre-tax income but are not currently deductible for income tax purposes.
Cash Flow and Liquidity
Year-to-date, the Company generated $183 million of pro forma EBITDA and $92 million of adjusted free cash flow; as a result, net debt has been reduced by $86 million since December 31, 2014. As of September 26, 2015, the Company had $336 million of liquidity including $236 million available under its revolving credit facility after taking into account outstanding letters of credit.
Outlook
“The persistent imbalance of supply and demand, coupled with other global economic headwinds, including a strong U.S. dollar, requires us to stay focused on streamlining operations, maximizing cash flow and reducing debt,” said Boynton.
Conference Call Information
A conference call will be held on Thursday, October 29, 2015 at 10 a.m. EDT to discuss these results. Presentation materials and access to the live webcast will be available at www.rayonieram.com. Investors may also choose to access the conference call by dialing (800) 857-7003, password: Rayonier Advanced Materials. A replay of this webcast will be available on the Company’s website shortly after the call. The replay may be accessed through November 12, 2015 by dialing (866) 443-2924, password: 1202.
About Rayonier Advanced Materials
Rayonier Advanced Materials is the leading global supplier of high-purity, cellulose specialties natural polymers for the chemical industry. Working closely with its customers, the Company engineers natural polymeric chemical chains to create dozens of customized high-purity performance fibers at its plants in Florida and Georgia. Rayonier Advanced Materials’ intellectual property and manufacturing processes have been developed over 85 years, resulting in unique properties and very high quality and consistency. The Company’s facilities can currently produce up to 675,000 metric tons of cellulose specialties products annually for use in a wide range of industrial and consumer products such as filters, cosmetics and pharmaceuticals. Upon completion of the strategic realignment of assets in Jesup, the Company's facilities will have the capacity to produce approximately 485,000 tons of cellulose specialties and approximately 245,000 tons of commodity products. Rayonier Advanced Materials is consistently ranked among the nation’s top 50 exporters and delivers products to 79 ports around the world, serving customers in 20 countries across five continents. More information is available at www.rayonieram.com.
Forward-Looking Statements
Certain statements in this document regarding anticipated financial, business, legal or other outcomes, including business and market conditions, outlook and other similar statements relating to Rayonier Advanced Materials’ future events, developments or financial or operational performance or results, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements are identified by the use of words such as “may,” “will,” “should,” “expect,” “estimate,” “believe,” “intend,” “anticipate” and other similar language. However, the absence of these or similar words or expressions does not mean that a statement is not forward-looking. While we believe that these forward-looking statements are reasonable when made, forward-looking statements are not guarantees of future performance or events and undue reliance should not be placed on these statements. Although we believe that the expectations reflected in any forward-looking statements are based on reasonable assumptions, we can give no assurance that these expectations will be attained and it is possible that actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties.
Such risks and uncertainties include, but are not limited to: competitive pressures in the markets in which we operate; our ability to complete our recently announced operational realignment at the Jesup plant within the planned cost and timing parameters and achieve the anticipated benefits; the risks associated with the previously-disclosed litigation with Eastman Chemical, our largest customer, relating to certain volume and pricing-related terms of our supply contract; our customer concentration; changes in cellulose specialties and commodity product supply, demand and prices; changes in raw material and energy prices; international operations; changes in global economic conditions, including currency; the Chinese dumping duties currently in effect for commodity viscose pulps; potential legal, regulatory and similar challenges relating to our permitted air emissions and waste water discharges from our facilities by non-governmental groups and individuals; the effect of current

CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RayonierAM.com

Exhibit 99.1

and future environmental laws and regulations as well as changes in circumstances on the cost and estimated future cost of required environmental expenditures; the potential impact of future tobacco-related restrictions; potential for additional pension contributions; labor relations with the unions representing our hourly employees; the effect of weather and other natural conditions; changes in transportation-related costs and availability; the failure to attract and retain key personnel; the failure to develop new ideas and protect our intellectual property; uncertainties related to the availability of additional financing to us in the future and the terms of such financing; our inability to make or effectively integrate future acquisitions and engage in certain other corporate transactions; any failure to realize expected benefits from our separation from Rayonier Inc.; financial and other obligations under agreements relating to our debt; and uncertainties relating to general economic, political, business, industry, regulatory and market conditions.
Other important factors that could cause actual results or events to differ materially from those expressed in forward-looking statements that may have been made in this document are described or will be described in our filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Rayonier Advanced Materials assumes no obligation to update these statements except as is required by law.

# # #

CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RayonierAM.com

Rayonier Advanced Materials Inc.
Condensed Consolidated Statements of Income
September 26, 2015 (Unaudited)
(millions of dollars, except per share information)

	Three Months Ended			Nine Months Ended
	September 26,	June 27,	September 27,	September 26,	September 27,
	2015	2015	2014	2015	2014
Net Sales
Cellulose specialties	$215	$183	$223	$577	$630
Commodity products and other	42	38	31	123	80
Total Net Sales	$257	$221	$254	$700	$710
Cost of Sales	187	176	198	548	547
Gross Margin	70	45	56	152	163
Selling and general expenses	11	10	9	34	27
Other operating expense, net (a)	1	27	5	28	45
Operating Income	58	8	42	90	91
Interest and other expense, net	9	9	10	27	13
Income Before Income Taxes	49	(1)	32	63	78
Income tax expense (benefit)	17	(1)	13	21	23
Net Income	$32	$—	$19	$42	$55
Earnings Per Share of Common Stock
Basic earnings per share	$0.77	$(0.01)	$0.46	$1.01	$1.30
Diluted earnings per share	$0.76	$(0.01)	$0.46	$1.00	$1.30

Pro forma net income per share (b)	$0.78	$0.39	$0.53	$1.42	$1.90

Shares Used for Determining
Basic EPS	42,199,659	42,192,913	42,167,014	42,192,956	42,160,559
Diluted EPS	42,321,022	42,192,913	42,247,970	42,313,335	42,240,448

(a)	Other expenses primarily consist of non-cash impairment charges, environmental and one-time separation and legal costs.

(b)	Pro forma net income per share is a non-GAAP measure. See Schedule D for a reconciliation to the nearest GAAP measure.

A

Rayonier Advanced Materials Inc.
Condensed Consolidated Balance Sheets
September 26, 2015 (Unaudited)
(millions of dollars)

	September 26, 2015	December 31, 2014
Assets
Cash and cash equivalents	$100	$66
Other current assets	238	254
Property, plant and equipment, net	804	843
Other assets	145	141
	$1,287	$1,304
Liabilities and Stockholders’ Deficit
Current maturities of long-term debt	$8	$8
Other current liabilities	122	123
Long-term debt	885	936
Non-current liabilities for disposed operations	143	149
Other non-current liabilities	146	150
Total stockholders’ deficit	(17)	(62)
	$1,287	$1,304

Rayonier Advanced Materials Inc.
Condensed Consolidated Statements of Cash Flows
September 26, 2015 (Unaudited)
(millions of dollars)

	Nine Months Ended
	September 26, 2015	September 27, 2014
Cash Provided by Operating Activities:
Net income	$42	$55
Depreciation and amortization	65	62
Non-cash impairment charge	28	—
Other items to reconcile net income to cash provided by operating activities	8	34
Changes in working capital and other assets and liabilities	9	(23)
	152	128
Cash Used for Investing Activities:
Capital expenditures	(60)	(60)
Other	—	(16)
	(60)	(76)
Cash Used for Financing Activities:
Changes in debt, net of issuance costs	(52)	932
Dividends paid	(6)	—
Net payments to Parent	—	(956)
	(58)	(24)
Cash and Cash Equivalents:
Change in cash and cash equivalents	34	28
Balance, beginning of year	66	—
Balance, end of period	$100	$28

B

Rayonier Advanced Materials Inc.
Reconciliation of Non-GAAP Measures
September 26, 2015 (Unaudited)
(millions of dollars)

	Three Months Ended		Nine Months Ended
EBITDA (a):	September 26, 2015	September 27, 2014	September 26, 2015	September 27, 2014
Net Income	$32	$19	$42	$55
Depreciation and amortization	23	24	65	62
Interest expense, net	9	10	27	13
Income tax expense	17	13	21	23
EBITDA	$81	$66	$155	$153

Non-cash impairment charge	—	—	28	—
Environmental reserve adjustments	—	2	—	20
One-time separation and legal costs	2	3	1	24
Insurance settlement	—	—	(1)	—
Pro Forma EBITDA	$83	$71	$183	$197

	Nine Months Ended
Adjusted Free Cash Flow (b):	September 26, 2015	September 27, 2014
Cash provided by operating activities	$152	$128
Capital expenditures	(60)	(60)
Adjusted Free Cash Flow	$92	$68

(a)
Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) is defined by the Securities and Exchange Commission. Pro forma EBITDA is defined by the Company as EBITDA before non-cash impairment charges, environmental reserve adjustments, one-time separation and legal costs and insurance recoveries. EBITDA and pro forma EBITDA are not necessarily indicative of results that may be generated in future periods.

(b)
Adjusted free cash flow is defined as cash provided by operating activities adjusted for capital expenditures excluding strategic capital. Adjusted free cash flow, as defined by the Company, is a non-GAAP measure of cash generated during a period which is available for dividend distribution, debt reduction, strategic acquisitions and repurchase of the Company’s common stock. Adjusted free cash flow is not necessarily indicative of the adjusted free cash flow that may be generated in future periods.

C

Rayonier Advanced Materials Inc.
Reconciliation of Non-GAAP Measures (Continued)
September 26, 2015 (Unaudited)
(millions of dollars, except per share information)

	Three Months Ended						Nine Months Ended
	September 26, 2015		June 27, 2015		September 27, 2014		September 26, 2015		September 27, 2014
Pro Forma Operating Income and Net Income (a):	$	Per Diluted Share	$	Per Diluted Share	$	Per Diluted Share	$	Per Diluted Share	$	Per Diluted Share
Operating Income	$58		$8		$42		$90		$91
Non-cash impairment charge	—		28		—		28		—
One-time separation and legal costs	2		(1)		3		1		24
Insurance recovery	—		(1)		—		(1)		—
Environmental reserve adjustments	—		—		2		—		20
Pro Forma Operating Income	$60		$34		$47		$118		$135

Net Income	$32	$0.76	$—	$(0.01)	$19	$0.46	$42	$1.00	$55	$1.30
Non-cash impairment charge, net of tax	—	—	18	0.43	—	—	18	0.43	—	—
One-time separation and legal costs, net of tax	1	0.02	(1)	(0.01)	2	0.04	1	0.01	17	0.41
Insurance recovery, net of tax	—	—	(1)	(0.02)	—	—	(1)	(0.02)	—	—
Environmental reserve adjustments, net of tax	—	—	—	—	1	0.03	—	—	13	0.30
Reversal of reserve related to the taxability of the CBPC	—	—	—	—	—	—	—	—	(5)	(0.11)
Pro Forma Net Income	$33	$0.78	$16	$0.39	$22	$0.53	$60	$1.42	$80	$1.90

(a)
Pro forma operating income is defined as operating income adjusted for non-cash impairment charges, one-time separation and legal costs, insurance recovery and environmental reserve adjustments. Pro forma net income is defined as net income adjusted net of tax for non-cash impairment charges, one-time separation and legal costs, insurance recovery, environmental reserve adjustments and for tax benefits from the reversal of reserve related to the taxability of the CBPC.

D